Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in Amendment No. 1 to this Registration Statement of Kitara Holdco Corp. on Form S-4 (File No. 333-199892) of our report of Kitara Media Corp. and Subsidiaries dated March 31, 2014 with respect to our audits of the consolidated financial statements of Kitara Media Corp. and Subsidiaries as of December 31, 2013 and 2012 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus

Marcum llp

Melville, NY

December 8, 2014